Exhibit 99.1

News Release

Amkor Lowers Second Quarter 2008 Sales Guidance
Chandler, Ariz., July 10, 2008 – Amkor Technology, Inc. (NASDAQ: AMKR) today announced that net sales for the second quarter of 2008 are expected to be down 1% to 2% from the first quarter of 2008, compared to the previous guidance of a sequential increase in net sales of 1% to 3%. The estimated decrease in net sales is due primarily to the previously disclosed disruptions in production resulting from the implementation of an enterprise resource planning system at its Philippine facilities. At this time, the Company is unable to determine the impact that its reduced net sales will have on its previous guidance for gross margin and net income.
The Company will issue its financial results for the second quarter of 2008 after the close of trading on the NASDAQ Global Select Market on Tuesday, August 5, 2008. Additional information regarding the Company’s second quarter earnings release and related conference call is being provided in a separate press release.
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The Company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the Company’s SEC filings and on Amkor’s website.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the Company’s estimated net sales for the second quarter of 2008 and the impact that its reduced net sales will have on its previous guidance for gross margin and net income. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Claire McAdams
Corporate Vice President & CFO	Investor Relations
480-821-5000 ext. 5416	530-274-0551
jsolo@amkor.com	cmcad@amkor.com